SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.1)*


IMPAC Commercial Holdings, Inc.
-----------------------------------------------------
(Name of Issuer)

Common Stock
 ----------------------------------------------------
 (Title of Class of Securities)

 45254R-10-8
-----------------------------------------------------
(CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has
filed  no   amendment  subsequent thereto reporting  beneficial
ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued in the following page(s))
Page 1 of 5 Pages
CUSIP No.45254R-10-8                  Schedule 13G               Page 2 of 5
Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON AND SS OR IRS
IDENTIFICATION NO. OF  PERSON
    James Grosfeld			###-##-####
    Nancy Grosfeld			###-##-####

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a)  [  ]
    (b)  [  ]
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
     Michigan

--------------------------------------------------------------------------------
5. SOLE VOTING POWER
     0
--------------------------------------------------------------------------------
6. SHARED VOTING POWER
    899,500
-------------------------------------------------------------------------------
7. SOLE DISPOSITIVE POWER
    0
-------------------------------------------------------------------------------
8. SHARED DISPOSITIVE POWER
    899,500
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
    899,500 (jointly held)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN
       SHARES*

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
      10.68%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!

                                    SCHEDULE 13G               Page 3 of 5 Pages

ITEM 1(A).  NAME OF ISSUER:

IMPAC Commercial Holdings, Inc. ("Company)

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
OFFICES:

            20371 Irvine Avenue
            Santa Ana Heights , CA 92707

ITEM 2(A).  NAME OF PERSON FILING:

            James and Nancy Grosfeld

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF
NONE, RESIDENCE:

	James and Nancy Grosfeld
	20500 Civic Center Drive
	Suite 3000
	Southfield, Michigan 48076


SCHEDULE 13G                Page 4 of 5 Pages

ITEM 2(C).  CITIZENSHIP:

	See item 4 of cover pages

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

	Common Stock

ITEM 2(E).  CUSIP NUMBER: 45254R-10-8

	See cover page

ITEM 3.     Not applicable

ITEM 4(A).  AMOUNT BENEFICIALLY OWNED:

	See item 9 of cover pages.

ITEM 4(B).  PERCENT OF CLASS:

	See item 11 of cover pages.

ITEM 4(C).  NUMBER OF SHARES AS TO WHICH SUCH PERSON
HAS:

               (i)  sole power to vote or to direct the vote

 	See item 5 of cover pages.

               (ii) shared power to vote or to direct the vote:

	See item 6 of cover pages.

               (iii) sole power to dispose or to direct the disposition of

	See item 7 of cover pages.

               (iv) shared power to dispose or to direct the disposition of

           See item 8 of cover pages.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            See item 11 of cover pages.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON
BEHALF OF ANOTHER PERSON.

 	Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE
SUBSIDIARY WHICH ACQUIRED
            THE SECURITIES BEING REPORTED ON BY THE PARENT
HOLDING COMPANY.
	Not applicable.


SCHEDULE 13G              Page 5 of 5 Pages


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS
OF THE GROUP:

	Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
	Not applicable

TEM 10.    CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              		By:/s/ James Grosfeld
                                                 -------------------------------
                                                 SIGNATURE

                                                 		James Grosfeld,
Joint Tenant



					Nancy Grosfeld, Joint Tenant

 				-------------------------------
                                                 NAME AND TITLE

                                                 September 16, 1999
                                                 ----------------
                                                 DATE